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                                                                     Exhibit 2.2

                                      AGREEMENT REFERENCE NUMBER________________

EXECUTION COPY

                                    INTELLECTUAL PROPERTY AGREEMENT dated as
                                    December 30, 2003, between INTERNATIONAL
                                    BUSINESS MACHINES CORPORATION, a New York corporation (hereinafter called "SELLER"), and Hifn, Inc., a corporation of Delaware, (hereinafter called "BUYER")

      WHEREAS, SELLER and BUYER have executed concurrently herewith an "Asset Purchase Agreement" ("APA"), and other ancillary agreements identified herein as the "Operative Agreements" for the purpose of conveying certain assets and licensing certain intellectual property from SELLER to BUYER in a divestiture and acquisition transaction (the "Transaction") associated with SELLER's picoprocessor based network processor integrated circuit products; and

      WHEREAS, following the "Closing" (as defined in the APA) of the Transaction, BUYER desires to utilize certain of SELLER's technical information, know-how, trade secrets, and rights under copyright associated with SELLER's picoprocessor based network processor integrated circuit products;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, SELLER and BUYER agree as follows:

Section 1.0 Definitions

"Assigned Product Copyrights" shall mean, and be limited to, SELLER's copyright interest in and to Chip/Card Level Information to the extent that the aforesaid is contained in the documents or expressly disclosed by the items listed in Exhibit B Sections I, II and III. Notwithstanding the foregoing, the term "Assigned Product Copyrights" shall not include any third party information, Licensed Product Copyrights or copyrights in Excluded Information or Portions, even if such written, graphic, or pictorial works and software are contained in the documents or expressly disclosed by the items listed in Exhibit B.

"Assigned Product Know-how" shall mean, and be limited to, SELLER's know-how and other technical information in and to Chip/Card Level Information to the extent that such know-how is contained in the documents or expressly disclosed by the items listed in Exhibit B, Sections I, II, and III. Notwithstanding the foregoing, the term "Assigned Product Know-how" shall not include any third party information, Licensed Product Know-how, Portions or Excluded Information even if such know-how or information is


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contained in the documents or expressly disclosed by the items listed in Exhibit
B. Sections I, II and III.

"BUYER Licensed Products" shall mean, and be limited to, the Network Processor Product.

"BUYER Reference Platform" shall mean, and be limited to, a chassis having one or more cards or one or more cards which are solely designed and which function to provide Network Processor Product functionality for a particular BUYER Licensed Product where such BUYER Reference Platform is solely intended to be used by a customer or potential customer of the particular BUYER Licensed Product to test software designed for use on the particular BUYER Licensed Product.

"Chip Carrier" shall mean any instrumentality for receiving or mounting a Semiconductor Device using wired bond, C4 or other technique.

"Chip/Card Level Information" shall mean, and be limited to SELLER's know-how and rights in other technical information, together with the appurtenant rights under SELLER's copyright interest therein, in existence on the Effective Date to the extent that such know-how and other information represents all of the combination per se of circuits, cores, blocks and other elements forming each In Scope Product or design elements (as set forth in Exhibit A III), but expressly excluding any and all portions or elements thereof which represent any circuit or core or macro building block elements or other informational elements used to construct, develop or design such In Scope Product or design element as set forth in Exhibit A III.

"Deliverable Items" shall mean the items identified in Exhibit B, Exhibit C and Exhibit D.

"Design Kit Information" shall mean data, design elements, written, graphic or pictorial works, and software materials which represent any library, circuit, core or macro building block elements used to construct a design for a semiconductor integrated circuit device, as provided by a semiconductor design tool. Except for references to excluded materials, all matters relating to Design Kit Information are addressed exclusively in the Custom Sales Agreement and are not licensed or assigned under this Agreement.

"Effective Date" shall mean the Closing Date as set forth in the APA.

"Employees" shall mean SELLER'S employees who were assigned to and worked on development of the In Scope Products at SELLER's Picoprocessor based Network Processor Product development organization.


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"EULA" shall mean End User License Agreement wherein BUYER restricts the further use and distribution of Licensed Software and Licensed Product Know-how.

"Excluded Information" shall mean Semiconductor Process Information, Package Assembly Information, third party information, Design Kit Information, PowerPC Information, Ethernet MAC, and Incidental Information.

"Incidental Information" shall mean all or any information concerning a part or portions of any In Scope Product (software or hardware), system, service, information, documentation, mask, or intellectual property that was not originally conceived, developed, or reduced to practice as part of the Licensed Products development by one or more Employees, but was integrated with the Licensed Products as of the Effective Date.

"Integrated Circuit" shall mean an integral unit including a plurality of active and/or passive circuit elements formed at least in part of Semiconductor Material and associated on, or in, one substrate comprising the first level of packaging for such elements; such unit forming or contributing to the formation of a circuit for performing electrical or electronic functions.

"Licensed Product Copyrights" shall mean, and be limited to, SELLER's copyright interest in and to written, graphic, or pictorial works and software in existence on the Effective Date and to the extent that the aforesaid is contained in the documents or expressly disclosed by the items listed in Exhibit
B. Notwithstanding the foregoing, the term Licensed Product Copyrights shall expressly exclude copyrights in the Design Kit Information, Semiconductor Process Information, Package Assembly Information, PowerPC Information, Ethernet MAC information and third party information even if such written, graphic, or pictorial works and software are contained in the documents or expressly disclosed by the items listed in Exhibit B. Notwithstanding any definition of "Confidential Information" in the Confidentiality Agreement, the subject matter of Licensed Product Copyrights shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

"In Scope Products" shall mean, and be limited to, the Network Processor Product expressly listed in Exhibit A Sections I and II.

"Licensed Product Know-how" shall mean, and be limited to, SELLER's know-how and other technical information in existence on the Effective Date and to the extent that such know-how and other technical information is contained in the documents or expressly disclosed by the items listed in Exhibit B. Notwithstanding the foregoing, the term "Licensed Product Know-how" shall expressly exclude the Design Kit Information, Semiconductor Process Information, Package Assembly Information, PowerPC Information, Ethernet MAC information and third party information even if such know-


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how or information is contained in the documents or expressly disclosed by the items listed in Exhibit B. Notwithstanding any definition of "Confidential Information" in the Confidentiality Agreement, the Licensed Product Know-how shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

"Licensed Reference Platform Copyrights" shall mean, and be limited to, SELLER's copyright interest in and to written, graphic, or pictorial works and software in existence on the Effective Date and to the extent that the aforesaid is contained in the documents or expressly disclosed by the items listed in Exhibit
D. Notwithstanding the foregoing, the term Licensed Reference Platform Copyrights shall expressly exclude copyrights in the Design Kit Information, Semiconductor Process Information, Package Assembly Information and third party information even if such written, graphic, or pictorial works and software are contained in the documents or expressly disclosed by the items listed in Exhibit
D. Notwithstanding any definition of "Confidential Information" in the Confidentiality Agreement, the subject matter of Licensed Reference Platform Copyrights shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

"Licensed Reference Platform Know-how" shall mean, and be limited to, SELLER's know-how and other technical information in existence on the Effective Date and to the extent that such know-how and other technical information is contained in the documents or expressly disclosed by the items listed in Exhibit D. Notwithstanding the foregoing, the term "Licensed Reference Platform Know-how" shall expressly exclude the Design Kit Information, Semiconductor Process Information, Package Assembly Information and third party information even if such know-how or information is contained in the documents or expressly disclosed by the items listed in Exhibit D. Notwithstanding any definition of "Confidential Information" in the Confidentiality Agreement, the Licensed Reference Platform Know-how shall be deemed to be Confidential Information of SELLER, even if not labeled as such.

"Licensed Software" shall mean the Object Code and Source Code identified in Exhibit C. Licensed Software shall not include third party software or third party information, even if embedded in or included as part of the software programs listed in Exhibit C. Notwithstanding any definition of "Confidential Information" in the Confidentiality Agreement, the Licensed Software shall be deemed Confidential Information of SELLER, even if not labeled as such.

"Object Code" shall mean computer programming code, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing but without the intervening steps of compilation or assembly.

"Package Assembly Information" shall mean any information regarding a method or a process for bonding, assembling or testing technique used in attaching a Semiconductor


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Device to a Chip Carrier, a Semiconductor Device to a card or a Semiconductor
Device and chip carrier to a card, and any information regarding the fabrication process for making a Chip Carrier or card.

"Portions" shall mean portions of Assigned Product Copyrights or Assigned Know-how, but not the entirety of the design for a particular In Scope Product.

"PowerPC Information" shall mean any information relating to the PowerPC 405 or PowerPC 440 processor as addressed in the PowerPC license agreement attached hereto as Exhibit E. Except for references to excluded materials, all matters relating to PowerPC Information are addressed exclusively in the Power PC license agreement attached hereto as Exhibit E

"Network Processor Product" shall mean an Integrated Circuit including at least two (2) Picoprocessors where such Integrated Circuit is primarily designed for use in data communications and networking products for the processing of digital information in a network and where such Integrated Circuit is primarily based on a Picoprocessor Architecture.

"Picoprocessor" shall mean a single processor hardware implementation of only the Picoprocessor Architecture.

"Picoprocessor Architecture" shall mean an architecture that defines the hardware characteristics of a processor which can carryout the instruction set, as set forth in section 7.3 "CLP Opcode Formats" of the IBM PowerNP NP4GS3 Network Processor Datasheet found at http://www-306.ibm.com/chips/techlib/ techlib.nsf/techdocs/852569B20050FF7785256983006A3809/$file/
NP4GS3_ds_public.11.pdf

"Semiconductor Circuit" shall mean a circuit in which one or more Semiconductor Devices are interconnected in one or more paths (including passive circuit elements, if any) for performing fundamental electrical or electronic functions and if provided therewith, such circuit includes housing and/or supporting means therefor.

"Semiconductor Device" shall mean a device and any material therefor, comprising a body of one or more Semiconductor Materials and one or more electrodes associated therewith, and if provided therewith, housing and/or other supporting means therefor.

"Semiconductor Process Information" shall mean information regarding a method or a process for making (including methods of and processes for testing) semiconductor products but shall not include the methods and processes for testing the manufacturability of Semiconductors.


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"Semiconductor Product" shall mean any Semiconductor Material, Semiconductor
Device, Semiconductor Circuit and/or Integrated Circuit.

"Semiconductor Material" shall mean any material whose conductivity is intermediate to that of metals and insulators at room temperature and whose conductivity, over some temperature range, increases with increases in temperature. Such materials shall include but not be limited to refined products, reaction products, reduced products, mixtures and compounds.

"Source Code" shall mean computer programming code, other than Object Code, and related source code level system documentation, comments and procedural code, such as job control language, which may be printed out or displayed in human readable form.

"Subsidiary" shall mean a corporation, company or other entity now or in the future :

(a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, or

(b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

Section 2.0 Deliverables

2.1 SELLER will make accessible to BUYER one copy of each of the Deliverable Items on the Effective Date. Each Deliverable Item will be made accessible either by electronic access or as a tangible media. If access is provided electronically, "make accessible" may include opening an access channel to personnel identified as authorized by BUYER, and leaving that channel open for 5 days in such a way that the Deliverable Items may be downloaded by BUYER. Access may include for example the delivery of 20 Gigabyte 8mm tape with a copy of the Deliverable Items to BUYER. If access is provided physically, "make accessible" shall include physical delivery of the copy, in usable form. Once the Deliverable Items have been made accessible, SELLER shall be deemed to have delivered to BUYER, and BUYER shall be deemed to have accepted, the Deliverable Items, and SELLER shall have no further obligation to make accessible any such document or other item except as hereafter set forth in this Section 2.1. If, not later than one hundred twenty (120) days after the Effective Date, BUYER provides written notice to SELLER reasonably demonstrating that there are specific documents or


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other items: (i) which are within the scope of the assignments and licenses granted to BUYER herein; and (ii) which cannot be located (or in the case of remotely stored computer files, made accessible); then SELLER agrees to provide a backup copy, if available, of such specific documents or other items without additional charge to BUYER.

2.2   SELLER shall have no obligation under this Agreement, at any time, to:

(a) provide any technology transfer support, assistance, training, or consultation to BUYER or any third party with respect to the subject matter hereof; or

(b) provide any improvements, enhancements, or updates with respect to the subject matter hereof.

Nothing in this Section 2.2 shall be construed as negating any express technical support obligations to the extent set forth in the Exhibit E attached hereto.

2.3 BUYER hereby acknowledges that the In Scope Products listed in Exhibit A
Section II are products under development and as such the Deliverable Items associated with such products or building blocks that are made accessible shall be accessible in such state of development that such Deliverable Items exist within the custody and control of SELLER's Picoprocessor based Network Processor Product operation in Research Triangle Park, North Carolina on the Effective Date. SELLER makes no representation, warranty or covenant with respect to the commercial viability of the developmental products listed in Exhibit A Section II or the developmental completeness of any deliverable items associated with such products.

2.4 If within three (3) months after the Effective Date, SELLER or BUYER learns of parts or items provided to BUYER that are not parts or items of the Deliverable Items , BUYER shall promptly deliver such parts or items to SELLER. BUYER shall not be entitled to exercise any right of retention of any such parts or items under this Section 2.4. Notwithstanding anything to the contrary contained herein, BUYER's sole obligation, with regard to such items provided to BUYER that are not parts or items of the Deliverable Items, shall be the prompt return of such items to SELLER and adherence to the "Confidentiality Agreement".

Section 3.0 Assignments

3.1 Effective upon SELLER's receipt of the consideration specified in Section 5, to the extent it has the right to do so, subject to all rights granted to others prior to the Effective Date, and subject to SELLER's reservation of rights as set forth in Section 3.2, SELLER hereby transfers and assigns to BUYER all of SELLER's right, title and interest in and to any and all copyright ownership interest SELLER may have throughout the world in the Assigned Product Copyrights.


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3.2 SELLER hereby reserves and retains, for the benefit of itself and its
Subsidiaries, successors, and assigns, under the Assigned Product Copyrights, an irrevocable, nonexclusive, worldwide, fully paid-up right and license to copy, reproduce, modify, display, perform, distribute, translate into any language or form, and prepare derivative works of, any matter covered by the Assigned Product Copyrights, and to authorize others to do any of the foregoing on behalf of SELLER and its Subsidiaries to:

(a) fulfill its obligations under SELLER customer contracts and purchase orders which were executed prior to the Effective Date (including any SELLER customer contracts and purchase orders assigned to BUYER under the APA for which Seller retains any secondary liability to such customer) which are still in effect as of the Effective Date;

(b)   fulfill any obligations mutually agreed to between SELLER and BUYER; and

(c) engage in contracts and negotiations and fulfillment of such contracts, either directly or through a prime contractor, for the benefit of a government defense or security agency.

The term of such reserved license shall be from the Effective Date until the expiration of the last to expire of the Assigned Product Copyrights.

For avoidance of doubt, Seller shall retain ownership of Seller's copyright interests in any and all portions or elements of the In Scope Product which represent any circuit or core or macro building block elements or other informational elements used to construct, develop or design such Licensed Product.

3.3 Effective upon SELLER's receipt of the consideration specified in Section 5, to the extent it has the right to do so, subject to all rights granted to others prior to the Effective Date, and subject to SELLER's reservation of rights as set forth in Sections 3.4 and 3.5, SELLER hereby transfers and assigns to BUYER all of SELLER's right, title and interest to any and all know-how ownership interest SELLER may have throughout the world in the Assigned Product Know-how.

3.4 SELLER hereby reserves and retains, for the benefit of itself and its Subsidiaries, successors, and assigns, under the Assigned Product Know-how, an irrevocable, perpetual, nonexclusive, worldwide, unrestricted and fully paid-up right to disclose, publish, disseminate, use, and license the Residuals of the Assigned Product Know-how for any purpose whatsoever. Residuals shall mean any information, ideas, concepts, know-how, or techniques, which are contained in the Assigned Product Know-how and retained in the memories of SELLER's employees or contractors who have had access to the Assigned Product Know-how at any time prior to the Effective Date.

3.5 SELLER hereby reserves and retains, for the benefit of itself and its Subsidiaries, successors, and assigns, under tangible embodiments of the Assigned Product Know-how, an irrevocable, nonexclusive, worldwide, fully paid-up right and license to use


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tangible embodiments of the Assigned Product Know-how, and to authorize others to do so on behalf of SELLER and its Subsidiaries to:

(a) fulfill its obligations under SELLER customer contracts and purchase orders which were executed prior to the Effective Date (including any SELLER customer contracts and purchase orders assigned to BUYER under the APA for which Seller retains any secondary liability to such customer) and which are still in effect as of the Effective Date;

(b)   fulfill any obligations mutually agreed to between SELLER and BUYER; and

(c) engage in contracts and negotiations and fulfillment of such contracts, either directly or through a prime contractor, for the benefit of a government defense or security agency;

The term of such reserved license shall be from the Effective Date until SELLER has no further need or desire to use such Assigned Product Know-how.

For avoidance of doubt, Seller shall retain ownership of Seller's know-how in any and all portions or elements of the In Scope Product which represent any circuit or core or macro building block elements or other informational elements used to construct, develop or design such Licensed Product.

Section 4.0 License Grants

4.1 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with Confidentiality Agreement; and (ii) SELLER's receipt of the consideration set forth in Section 5; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, fully paid-up right and license under SELLER'S interest in the Licensed Product Know-how to use the Licensed Product Know-how to:

(a) make, use, import, offer for sale, lease, sell, and/or other transfer of, BUYER Licensed Products by BUYER; and

(b) to have BUYER Licensed Products made by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by BUYER only when the conditions set forth in Section 4.9 are met .

4.2 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with the Confidentiality Agreement; and (ii) SELLER's receipt of the consideration set forth in Section 5; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, fully paid-up license under SELLER's copyright interest in the Licensed Product Copyrights to copy, reproduce, display, perform, distribute, and translate into any language or form, the materials covered by the Licensed Product Copyrights solely for uses relating to:


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(a)   the manufacture, use, importation, sale, lease, or other transfer of,
      BUYER Licensed Products by BUYER; and

(b) the manufacture of BUYER Licensed Products by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by BUYER only when the conditions set forth in Section 4.9 are met.

4.3 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with the Confidentiality Agreement; and (ii) SELLER's receipt of the consideration set forth in Exhibit F; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, royalty bearing license under SELLER's copyright interest in the Licensed Product Copyrights to modify and prepare derivative works of, the materials covered by the Licensed Product Copyrights solely for uses relating to:

(a) the manufacture, use, importation, sale, lease, or other transfer of, BUYER Licensed Products by BUYER; and

(b) the manufacture of BUYER Licensed Products by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by BUYER only when the conditions set forth in Section 4.9 are met.

4.4 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with Confidentiality Agreement; (ii) Section 4.5 and (iii) SELLER's receipt of the consideration set forth in Section 5; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, fully paid-up license under SELLER's copyright interest in the Licensed Software, to:

(a) copy, reproduce, modify, display, perform, translate into any language or form, and prepare derivative works of the Licensed Software;

(b) distribute the Object Code version of the Licensed Software to customers of BUYER Licensed Product under an EULA;

(c) distribute the Source Code version of the Licensed Software identified in Exhibit C, Section I to:

      (i) customers of BUYER Licensed Product in accordance with the provisions of Section 4.10 using an EULA (the Licensed Software that will also be delivered in Source Code version are identified in Exhibit C); and

      (ii)  a registered escrow agent for escrow and archival purposes only; and

(d) BUYER may use a third party to copy, reproduce, modify, display, perform, translate into any language or form, and prepare derivative works of the Licensed Software solely for the benefit of the BUYER.


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4.5 The license granted under Section 4.4 shall be limited to the field of enabling BUYER or BUYER's customers to develop software that executes on a BUYER Licensed Product.

4.6 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with Confidentiality Agreement; and (ii) SELLER's receipt of the consideration set forth in Section 5; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, fully paid-up right and license under SELLER'S know-how interest in the Licensed Reference Platform Know-how to use the Licensed Reference Platform Know-how to:

(a) manufacture, use, import, sell, lease, or otherwise transfer, BUYER Reference Platform by BUYER, for the sole purpose of permitting customers to develop and test software designed for execution on a BUYER Licensed Product; and

(b) have BUYER Reference Platform manufactured by another manufacturer for the use, import, offer for sale, lease, sale and/or other transfer by BUYER in accordance with 4.6(a) above only when the conditions set forth in Section
      4.10 are met.

4.7 To the extent it has the right to do so, subject to: (i) an obligation to hold any SELLER Confidential Information in confidence in accordance with Confidentiality Agreement; and (ii) SELLER's receipt of the consideration set forth in Section 5; SELLER, on behalf of itself and its Subsidiaries, grants to BUYER on behalf of itself and its Subsidiaries a nonexclusive, nontransferable, worldwide, fully paid-up license under SELLER's copyright interest in the Licensed Reference Platform Copyrights to copy, reproduce, modify, display, perform, distribute, translate into any language or form, and prepare derivative works of, the materials covered by the Licensed Reference Platform Copyrights solely for uses relating to:

(a) manufacture, use, import, sell, lease, or other transfer, of BUYER Reference Platform by BUYER, for the sole purpose of permitting customers to develop and test software designed for execution on a BUYER Licensed Product; and

(b) have BUYER Reference Platform manufactured by another manufacturer for the use, importation, offer for sale, lease, sale and/or other transfer by BUYER in accordance with 4.7(a) above only when the conditions set forth in Section 4.10 are met.

4.8 The licenses granted in Sections 4.1, 4.2, 4.3, 4.4, 4.6 and 4.7 shall not include rights to use any third party information, including, without limitation, computer programs, designs, specifications, drawings, schematics or blueprints to the extent that such third party information is specifically used in or relates to the manufacture or design of products for SELLER or for third parties. Such rights, if any, shall only be as expressly set forth in the Custom Sales Agreement.


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4.9 The licenses granted in Sections 4.1(b), 4.2(b) and 4.3(b) to BUYER for the
purpose of having BUYER Licensed Products made by another manufacturer:

(a) shall only apply when the specifications for such BUYER Licensed Products were created by BUYER (either solely or jointly with one or more third parties), or were provided by SELLER or its Subsidiaries and provided to BUYER without the restrictions set forth in Section 4.8 (or similar restrictions if such specifications provided by SELLER relate to third party designs)

(b) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said another manufacturer prior to BUYER's or SELLER's furnishing of said specifications;

(c) shall only be under that portion of the Licensed Product Know-how or Licensed Product Copyrights for which the use by said another manufacturer is necessitated by compliance with such specifications;

(d) shall not apply to any information or items generated or outputted by IBM design tools (such as simulation results or GDSII files);

(e) shall only apply to the extent that any information embodied in materials provided to said another manufacturer are made subject to the terms and conditions of the Confidentiality Agreement.

4.10 The licenses granted in Sections 4.6(b) and 4.7(b) to BUYER for the purpose of having BUYER Reference Platform manufactured by another manufacturer:

(a) shall only apply when the specifications for such BUYER Reference Platform were created by BUYER (either solely or jointly with one or more third parties), or were provided by SELLER or its Subsidiaries and provided to BUYER without the restrictions set forth in Section 4.8 (or similar restrictions if such specifications provided by SELLER relate to third party designs);

(b) shall not apply to (i) any methods used, or (ii) any products in the form manufactured or marketed, by said another manufacturer prior to BUYER's or SELLER's furnishing of said specifications;

(c) shall only be under that portion of the Licensed Reference Platform Know-how or Licensed Reference Platform Copyrights for which the use by said another manufacturer is necessitated by compliance with such specifications;

(d) shall not apply to any information or items generated or outputted by IBM design tools (such as simulation results or GDSII files); and

(e) shall only apply to the extent that any information embodied in materials provided to said another manufacturer are made subject to the terms and conditions of the Confidentiality Agreement.

4.11 Subject to section 4.4 and 4.5, BUYER may sublicense the Licensed Software identified in Exhibit C Section I to customers of BUYER Licensed Product (the "Recipient"), provided that:

(a) such sublicense shall not include the right to further distribute the Source Code;

(b)   such sublicense shall not include the right to further sublicense others;


IP Agreement                         -12-                           CONFIDENTIAL

(c) SELLER shall be expressly named as a third party beneficiary in any such agreement;

(d)   the field of such sublicense shall be within the field set forth in
      Section 4.5;

(e)   such sublicense shall be accompanied by and bound by an EULA;

(f) such sublicense shall only permit distribution of the Object Code version of such Licensed Software in conjunction with Buyer Licensed Product;

(g) such sublicense shall include confidentiality provisions materially equivalent to those contained in this Agreement and the Confidentiality Agreement;

(h) the sublicense granted to the Recipient shall terminate if the relevant license granted to the BUYER under this Agreement terminates or is terminated for any reason; and

(i)   each sublicense shall be in writing and signed by the Recipient.

4.12 No license, immunity, ownership interest, or other right is granted, assigned, or otherwise conveyed under this Agreement, either directly or indirectly, by implication, estoppel or otherwise, to BUYER with respect to any patent and/or patent application, (regardless of whether a license under the patents of IBM may be necessary to practice the rights granted in licenses and assignments granted hereunder) utility model, trade name, or trademark of SELLER. Except as specifically granted in Sections 3.0 and 4.0, no assignment, license, immunity, or other right is granted, either directly or indirectly, by implication, estoppel or otherwise, to BUYER with respect to any copyrights, trade secrets, computer programs, know-how, mask works or other intellectual property rights of SELLER.

4.13 Nothing in this Agreement shall be construed as granting BUYER, either directly or by implication or estoppel or otherwise, any intellectual property rights (including copyrights, mask works, trade secret, know-how, patent, patent applications, patentable inventions, inventions or other intellectual property rights) with respect to:

(a)   a method or a process for making (including methods of    and processes
      for testing) Semiconductor Products; and

(b) a method or a process for bonding, assembling or testing technique used in attaching a Semiconductor Device to a Chip Carrier, a Semiconductor Device to a card or a Semiconductor Device and chip carrier to a card, and with respect to a method or process for making a Chip Carrier or card;

even if such method or process information is contained in information or expressly disclosed by the other items provided to BUYER.

Section 5.0 Consideration

5.1 In partial consideration for the assignments and licenses set forth in this Agreement, BUYER shall pay to SELLER, at Closing, the amount attributable to intellectual property rights and specified in Section 1.3 of the Asset Purchase Agreement, no portion of which shall be refundable.


IP Agreement                         -13-                           CONFIDENTIAL

5.2 BUYER shall bear and pay all taxes (including, without limitation, sales and value added taxes) imposed by any national, provincial or local government of any country in which BUYER is doing business as a result of the existence of this Agreement or the exercise of rights hereunder other than taxes on the income, assets, facilities or personnel of SELLER and its Subsidiaries.

Section 6.0 Term; Termination and Assignability

6.1 This Agreement shall remain in effect until terminated in accordance with this Section 6. For the avoidance of doubt however, unless there is a Closing, this Agreement shall be null and void ab initio and have no effect.

6.2 SELLER shall have the right to terminate this Agreement or any or all licenses and any other rights granted to BUYER under this Agreement, in whole or in part, if:

(a) BUYER fails at any time to make any payment required in the Asset Purchase Agreement referred to herein) or materially breaches any term or condition of this Agreement or the Asset Purchase Agreement, and if BUYER does not cure such failure (including the payment of any interest) or breach within thirty (30) days after written notice from SELLER to BUYER specifying the nature of such failure or breach;

(b) BUYER materially breaches any term or condition relating to intellectual property matters under the Intellectual Property Agreement, Patent License Agreement or Confidential Disclosure Agreement, and if BUYER does not cure such breach within thirty (30) days after written notice from SELLER to BUYER specifying the nature of such breach; or

(c) SELLER terminates for cause, in whole or in part, the Asset Purchase Agreement; or

(d) BUYER's customer materially breaches a sublicense granted by BUYER to such customer under Section 4.10 and BUYER fails to cure or terminate such sublicense within 60 days after written notice from SELLER to BUYER specifying such sublicense breach. For avoidance of doubt, distributing source code by a sublicensee is a material breach.

6.3 In addition, in the event that BUYER engages in or suffers any of the following events of default:

(a) becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business; or

(b) has all or a substantial portion of its capital stock or assets expropriated or attached by any government entity;


IP Agreement                         -14-                           CONFIDENTIAL
then BUYER shall promptly notify SELLER in writing that such event has occurred. If any default as specified above in this Section 6.3 is not cured, or an acceptable plan for such cure is not proposed within thirty (30) days after written notice from SELLER specifying the nature of the default, SELLER shall have the right to terminate this Agreement by giving written notice of termination to BUYER.

6.4 Except as expressly permitted herein, BUYER shall not assign or sublicense any of its rights or privileges hereunder without SELLER's prior written consent, which shall not be unreasonably withheld. Any such assignment would be without fee. Any attempted act in derogation of the foregoing shall be considered void. However, a party which undergoes reorganization may assign such rights and delegate its obligations to its legal successor, provided that after the reorganization, the successor and its Subsidiaries will have essentially the same assets as such party and its Subsidiaries had prior to the reorganization.

6.5 No failure or delay on the part of SELLER in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such causes or any other or subsequent causes.

6.6 Upon termination of this Agreement, all licenses granted by SELLER in
Section 4 will automatically terminate, and BUYER shall promptly return to SELLER or destroy all tangible information containing SELLER's Confidential Information or third party Confidential Information for which SELLER has responsibility, and shall promptly certify to SELLER such return or destruction. The confidentiality obligations of the Confidentiality Agreement will remain in effect beyond any termination for the time period stated in the Confidentiality Agreement. No termination of this Agreement or any license granted hereunder shall relieve BUYER of any obligation or liability accrued hereunder prior to such termination. If this Agreement is terminated as a result of the exercise of SELLER's right under 6.2(a) and 6.2(b), then all assignments granted by SELLER in Section 3 shall automatically revert to SELLER, and BUYER shall promptly return to SELLER or, at SELLER's option destroy, all tangible information containing such assigned information.

Section 7.0 Representations and Warranties

7.1 SELLER represents and warrants that it has the full right and power to grant the assignments and licenses set forth in Section 3 and 4; provided however, that SELLER makes no representations or warranties with respect to any infringement of patents or other intellectual property rights of third parties.

7.2 SELLER represents and warrants that to the knowledge of Dan McConnell, counsel & manager of SELLER's Personal Systems Group intellectual property


IP Agreement                         -15-                           CONFIDENTIAL
department located in Research Triangle Park, North Carolina (which is the department responsible for the intellectual property affairs of the SELLER's Network Processor Products operation located in Raleigh) and with the exception of the assertions from Extreme Networks Inc. and Fifth Generation Computer Corp., for the period beginning two years prior to the Effective Date until the Effective Date, SELLER has not received from any third party any written claim alleging SELLER's infringement of any intellectual property rights relative to the In Scope Products.

7.3 SELLER represents and warrants that to the knowledge of Terry Daly, manager responsible for the assets listed in Exhibit A, SELLER has not assigned or licensed for production the entirety of the assets listed in Exhibit A, Section I to any party other than BUYER.

7.4 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, SELLER MAKES NO REPRESENTATIONS OR WARRANTY WITH RESPECT TO ANY INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROTERTY RIGHTS OF THIRD PARTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, ALL INFORMATION AND ANY OTHER ITEMS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED ON AN "AS IS" BASIS. SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING THE VALIDITY OR ENFORCEABILITY OF THE ASSIGNED KNOW HOW OR ASSIGNED COPYRIGHTS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTY, OR COVENANTS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NOR DOES EITHER PARTY ASSUME ANY LIABILITY IN RESPECT OF ANY INFRINGEMENT OF PATENTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO THE OTHER PARTY'S OPERATION UNDER THE LICENSES AND/OR ASSIGNMENTS HEREIN GRANTED.

Section 8   Communications

8.1 Any notice or other communication required or permitted to be made or given to either party hereto pursuant to this Agreement shall be sent to such party by facsimile with confirmation of receipt, or by registered airmail (except that registered or certified mail may be used where delivery is in the same country as mailing), postage prepaid, addressed to it at its address set forth below, or to such other address as it shall designate by written notice given to the other party. Notices and other communications shall be effective upon mailing or facsimile transmittal:

      For SELLER:                               For BUYER:

      Licensing and Contracts Administrator     Director of Licensing
      Hifn, Inc.                                IBM Corporation


IP Agreement                         -16-                           CONFIDENTIAL

      750 University Ave., Suite 200            North Castle Drive, MD-NC119
      Los Gatos, CA 95032-7697                  Armonk, NY 10504-1785
      United States of America                  United States of America
      Facsimile: (408) 399-3501                 (914) 765-4380

8.2 An Agreement Reference Number will be assigned to this Agreement upon execution. This number should be included in all communications, including wire transfer payments, letters, faxes and e-mail messages.

Section 9.  Applicable Law

9.1 This Agreement has been delivered at and shall be deemed to have been made in Westchester County, New York, and all matters arising from or relating in any manner to the subject matter of this Agreement shall be interpreted, and the rights and liabilities of the Parties determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof.

9.2 The parties hereby expressly waive any rights to a jury trial and agree that any proceedings hereunder shall be tried by a judge without a jury. Each party agrees to accept service of process by registered or certified mail.

Section 10. Miscellaneous

10.1 Nothing contained in this Agreement shall be construed as conferring on either party any license or other right to copy any of the designs of the products of the other party.

10.2 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Each party hereto agrees not to use or refer to this Agreement or any provision hereof in any promotional activity without the express written approval of the other party.

10.3 BUYER agrees not to export or re-export, or cause to be exported or re-exported, any technical data received hereunder, or the direct product of such technical data, to any country or person which, under the laws of the United States, are or may be prohibited from receiving such technical data or the direct product thereof.

10.4 SELLER shall not have any obligation hereunder to institute any action or suit against third parties for infringement or misappropriation of any licensed copyrights or


IP Agreement                         -10-                           CONFIDENTIAL
licensed know-how or to defend any action or suit brought by a third party which challenges or concerns the enforceability or validity thereof. BUYER waives, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, any right they may have to institute any action or suit against third parties for infringement or misappropriation of any licensed copyrights or licensed know-how. Furthermore, BUYER, on behalf of itself and its Subsidiaries, warrants to SELLER that they shall not institute any such action or suit against third parties for infringement or misappropriation of any licensed copyrights or licensed know-how.

10.5 The headings of the several Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.6 If any Section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such Section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

10.7 BUYER acknowledges that damages would be an inadequate remedy for any material breach of the confidentiality provisions of this Agreement or the Confidentiality Agreement. Therefore, BUYER agrees that its obligations hereunder may be specifically enforceable and BUYER agrees that SELLER shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining BUYER from committing any violations of the confidentiality provisions of this Agreement.

10.8 WITH THE EXCEPTION OF ANY DAMAGES RESULTING FROM MISUSE OF THE LICENSED INTELLECTUAL PROPERTY BY BUYER OR BREACH OF THE CONFIDENTIALITY OBLIGATIONS BY BUYER, NEITHER PARTY SHALL BE LIABLE, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR GOODWILL, BUSINESS INTERRUPTIONS OR CLAIMS OF CUSTOMERS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.9 Except as permitted by the prior written consent of the other party, each party agrees to protect the terms and conditions of this Agreement in accordance with the obligations set forth in the Confidentiality Agreement as such obligations would be applicable to the other party's confidential "Information." This obligation is subject to the following additional exceptions:


IP Agreement                         -18-                           CONFIDENTIAL

(a) disclosure is permissible if required by government or court order, provided the party required to disclose first gives the other prior written notice to enable it to seek a protective order;

(b)   disclosure is permissible if otherwise required by law;

(c) disclosure is permissible if required to enforce rights under this Agreement;

(d)   each party may use similar terms and conditions in other agreements; and

(e) each party may disclose this Agreement or its contents to the extent reasonably necessary, on a confidential basis, to its accountants, attorneys, financial advisors, its present or future providers of venture capital and/or potential investors in such party or product lines.

10.10 This Agreement will not be binding upon the parties until it has been signed herein below by or on behalf of each party, in which event it shall be effective as of the Effective Date. No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein. Notwithstanding any other term or provision of the Asset Purchase Agreement any other Operative Agreement, any other agreement relating to the Transaction or the subject matter thereof, or any exhibit or attachment to any of the aforesaid, but except for the monetary consideration specified in Section 1.3 of the Asset Purchase Agreement, this Agreement and its Exhibits A, B, C, D, E, F and G are the sole and exclusive statement of the understanding of the parties with respect to the assignment or licensing to BUYER of SELLER copyrights, and rights under SELLER know-how and other technical information, and SELLER's reserved rights thereunder.

10.11 Notwithstanding anything to the contrary contained herein, the parties agree that Sections 1.0, 2.6, 3.0 (subject to Section 5.0), 8.0, 9.0 and 10.0 of this Agreement shall survive the termination of this Agreement or the termination of any licenses granted hereunder. All representations and warranties made by the parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall survive the Effective Date for a period of twelve (12) months after the Effective Date.

10.12 This Agreement may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.


IP Agreement                         -19-                           CONFIDENTIAL

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed as of the date first written above.

Agreed to:                          Agreed to:

                                    INTERNATIONAL BUSINESS
HIFN, INC.                          MACHINES CORPORATION




BY: /s/ CHRIS KENBER                BY: /s/ KEVIN CARSWELL
    --------------------------          -------------------------------
NAME: CHRIS KENBER                  NAME:  KEVIN CARSWELL
TITLE: CHIEF EXECUTIVE OFFICER      TITLE: VP, SEMICONDUCTOR PRODUCTS &
                                           DEVELOPMENT
DATE: DECEMBER 30, 2003             DATE: DECEMBER 30, 2003

                                    BY: /s/ GERALD ROSENTHAL
                                        -------------------------------
                                    NAME: GERALD ROSENTHAL
                                    TITLE: IBM VICE PRESIDENT
                                    DATE: DECEMBER 30, 2003


IP Agreement                         -20-                           CONFIDENTIAL

                                    EXHIBIT E

                                POWER PC LICENSE

                      POWER PC 405 & 440 LICENSE AGREEMENT

                                     between

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                       and

                                HIFN CORPORATION.


IP Agreement                         -21-                           CONFIDENTIAL

This POWER PC 405 & 440 License Agreement is made and entered into as of the Effective Date, by and between International Business Machines Corporation, incorporated under the laws of the State of New York ("SELLER"), having an office at 2070 Route 52, Hopewell Junction, New York, USA 12533-6531 and BUYER Corporation, incorporated under the laws of Deleware ("BUYER"), having a place of business at Los Gatos, California. BUYER and SELLER are hereinafter jointly referred to as the "Parties" or individually as a "Party".

SECTION 1 - DEFINITIONS

Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in the Intellectual Property Agreement to which this Agreement is appended or the AP Agreement.

"Agreement" means the terms and conditions of this POWER PC 405 & 440 License Agreement.

"CoreConnect Bus License Agreement" means the agreement so titled and entered into between the Parties on ______________, 2003.

"CoreConnect Bus Structures" means those items delivered to BUYER by SELLER as listed in Attachment 1 of the CoreConnect Bus License Agreement.

"Effective Date" means the Closing Date.

"Net Selling Price" for each unit of a particular Licensed Product means the net revenue recorded by BUYER with respect to that unit of Licensed Product manufactured and sold, leased, or otherwise transferred by BUYER, less (a) shipping, (b) insurance, and (c) sales, value added, use or excise taxes, to the extent to which they are actually paid or allowed, and less allowances to the extent they are actually allowed. If a Licensed Product is sold, leased or otherwise transferred in a higher level of assembly or in the course of a transaction that includes other products or services with no separate bona fide price to be charged for the Licensed Product, the applicable Net Selling Price for the purpose of calculating royalties shall be the fair market value of the Licensed Product but no less than the average Net Selling Price of all such units of that Licensed Product sold, leased, or otherwise transferred to a Third Party by BUYER during the preceding calendar quarter.

"Licensed Product" is as defined in the Intellectual Property Agreement.

"Party(ies)" means BUYER and its Subsidiaries and/or SELLER.

"POWER PC 405" means the specific 32-bit microcontroller design which SELLER markets as the POWER PC 405.

"POWER PC 440" means the specific 32-bit microcontroller design which SELLER markets as the POWER PC 440.


IP Agreement                         -22-                           CONFIDENTIAL

"POWER PC Compliance" means the successful completion on a POWER PC 405 Design of the POWER PC 405 Formal Verification (Logical Equivalence) Test or the successful completion on a POWER PC 440 Design of the POWER PC 440 Formal Verification (Logical Equivalence) Test.

"POWER PC 405 Formal Verification (Logical Equivalence) Test" means a program which compares the logical design definition (such as the gate - level netlist) of an original POWER PC 405 Integrated Circuit to a derivative of said POWER PC 405 Integrated Circuit and reports whether or not the original and derivative designs are functionally identical.

"POWER PC 440 Formal Verification (Logical Equivalence) Test" means a program which compares the logical design definition (such as the gate - level netlist) of an original POWER PC 440 Integrated Circuit to a derivative of said POWER PC 440 Integrated Circuit and reports whether or not the original and derivative designs are functionally identical.

"POWER PC 405 Hard Core" means SELLER's physical implementation of the POWER PC 405 which is designed for manufacture in SELLER's CMOS 7SF or CMOS 8SF fabrication process.

"POWER PC 440 Hard Core" means SELLER's physical implementation of the POWER PC 440 which is designed for manufacture in SELLER's CMOS 7SF or CMOS 8SF fabrication process.

"SELLER Design" means the POWER PC 405 Hard Core and/or the POWER PC 440 Hard Core as they exist at SELLER on the Closing Date.

"SELLER Technology" means (a) the SELLER Design, (b) the POWER PC User Instruction Set Architecture Specification, (c) the IBM POWER PC Book E Architecture Version 1.1, (d) the POWER PC 440 Formal Verification (Logical Equivalence) Tests, and (e) any other technical information supplied by SELLER to BUYER hereunder and designated by SELLER as SELLER Technology.

 "Technology Mapping" means the process, either automated or manual, of producing a logical and functional equivalent of a SELLER Design, originally created in one semiconductor fabrication technology, in another semiconductor fabrication technology.

"Third Party" or "Third Parties" means an entity other than the Parties or their Subsidiaries.

 "Use" means the inclusion of all or substantially all of the SELLER Design in an IC made available to a Third Party, alone or in a higher level of assembly, with each different IC design (whether it is a derivative of a previous IC design or a new IC design) constituting a separate Use. For clarity, the following shall not constitute a separate Use of the SELLER Design: (1) a Technology Mapping and/or a process shrink of such existing IC design as made by or for BUYER, so long as the circuitry for the IC is not substantially changed, and (2) a design modification to correct errors in the original IC design as made by or for BUYER.


IP Agreement                         -23-                           CONFIDENTIAL

"$" shall mean United States dollars.


SECTION  2 - OWNERSHIP AND LICENSES

2.1     Ownership

      (a) SELLER retains ownership of all SELLER Technology. Nothing in this Agreement shall be deemed to transfer to BUYER any ownership interest in any intellectual property of SELLER, including but not limited to any copyrights, trade secrets, know-how, trademarks in the SELLER Technology or any patents, registrations or applications for protection of such intellectual property.

      (b) Nothing in this Agreement shall be deemed to transfer to SELLER any ownership interest in any intellectual property of BUYER, including but not limited to any copyrights, trade secrets, know-how, trademarks, patents, registrations or applications for protection of such intellectual property.

2.2 SELLER hereby grants to BUYER and its Subsidiaries a nonexclusive, worldwide, perpetual and irrevocable (unless terminated pursuant to Section 7.2) right and license under all copyrights, mask works, trade secrets and know-how, owned or licensable by SELLER, contained in the SELLER Technology to use, reproduce, display, distribute and perform such SELLER Technology for the sole purposes of:

      (a) having Licensed Products manufactured for BUYER by SELLER or a Third Party, provided that SELLER has no obligation to provide technical assistance to BUYER in transferring Licensed Products to any such Third Party; and

      (b)   offering Licensed Products for sale, lease or transfer by BUYER.

2.2 BUYER understands and agrees that no license, immunity or other right is granted herein to BUYER, directly or by implication, estoppel or otherwise, with respect to any patents, proprietary information, know-how, mask works, copyrights or other, intellectual property rights, except as specifically provided in Section 2.2, and that no additional licenses, immunity or other rights shall arise from the consummation of this Agreement or from any acts, statements or dealing leading to such consummation. BUYER understands that any patent rights covering SELLER Technology that may be granted to BUYER by SELLER shall be covered by a separate patent license agreement between the Parties.

2.3 None of the licenses granted by SELLER to BUYER under this Agreement include any assurance as to non-infringement of Third Party intellectual property rights, including (but not limited to) Third Party patents, copyrights, trade secrets and mask works.


IP Agreement                         -24-                           CONFIDENTIAL

2.4 BUYER agrees that prior to making any Licensed Product available to a Third Party or for use in a higher level of assembly, it will ensure that such Licensed Product successfully executes the POWER PC 405 Formal Verification (Logical Equivalence) Test and/or the POWER PC 440 Formal Verification (Logical Equivalence) Test, as appropriate, and BUYER and agrees to submit to SELLER the results of running such test, and, upon SELLER's request, to allow SELLER to witness BUYER's running of such test. SELLER agrees to evaluate such test results a reasonable time after receipt of such test results and either to (a) grant certification or (b) notify BUYER of the specific reason(s) such certification is denied. SELLER agrees, in the event such certification is denied, to explain the evaluation results and, where appropriate, provide the data necessary for BUYER to rerun the tests at BUYER's facility and/or allow an audit by SELLER of the testing procedures conducted at BUYER's facility.

2.5 All licenses from SELLER to BUYER with respect to any of the CoreConnect Bus Structures delivered under this Agreement, shall be covered by the terms and conditions of the CoreConnect Bus License Agreement.

SECTION 3 - PAYMENTS

3.1 In consideration of the licenses granted by SELLER to BUYER herein and for only the Uses required to practice the licenses set forth under Section 2.2(a), BUYER agrees to pay SELLER a royalty for each Licensed Product sold, leased, or otherwise transferred, directly or indirectly, as a stand alone unit or in a higher level of assembly, of two and one-half per cent (2.5%) of the Net Selling Price of each Licensed Product not manufactured by SELLER.

3.2 BUYER shall pay to SELLER all royalties owed under Section 3.1 within forty-five (45) days after the end of each calendar quarter. BUYER shall provide SELLER with a written report explaining how the amount of the payment was calculated, including: (i) the number of units of Licensed Products sold, leased or otherwise transferred during the quarter and the aggregate amount of all royalties due; and (ii) a brief description of each Licensed Product included in the report sufficient to determine which royalty should apply. All payments shall be made by wire transfer to the SELLER account listed below, shall be free of all banking charges and shall be paid in U.S. dollars.

             IBM Corporation
             Director of Licensing
             The Bank of New York
             One Wall Street
             New York, New York  12286
             Account No. 890-0209-674
             ABA Routing No. 0210-0001-8
             (315) 765-4204
             Include the following information in the wire detail


IP Agreement                         -25-                           CONFIDENTIAL

                  Company Name
                  Reason for Payment
                  License Reference No.

3.3 BUYER shall maintain a complete, clear and accurate record of the number and type of Licensed Products, and the features and/or systems contained in Licensed Products shipped by it and other relevant information to the extent it is required to determine whether BUYER is paying the correct royalty amount hereunder. BUYER shall provide SELLER with a written report explaining how the amount of the payment was calculated, including the number of units of Licensed Products sold, leased or otherwise transferred during the quarter and the aggregate amount of all royalties due. To ensure compliance with the terms and conditions of this Agreement, SELLER shall have the right to have an inspection and audit of all the relevant accounting and sales books and records of BUYER. The audit will be conducted by PricewaterhouseCoopers, and shall be conducted following reasonable prior written notice during regular business hours at BUYER's offices and in such a manner as not to interfere with BUYER's normal business activities. In no event shall audits be made hereunder more frequently than every twelve (12) months. If any audit should disclose any underpayment, BUYER shall promptly (but in any event within thirty (30) days) pay the difference. The independent audit firm's fee will be paid by SELLER unless the report of the audit firm determines that BUYER has underpaid royalties during the period of the audit in an amount exceeding five percent (5%) of the royalties owed. In the event such an underpayment is reported, BUYER shall pay the audit firm's fee within thirty (30) days of the receipt of the report.

3.4 BUYER will be liable for interest on any overdue payment under this Agreement commencing on the date such payment becomes due at an annual rate equal to eighteen percent (18%) per year. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

SECTION 4 - TERM AND TERMINATION

4.1 The term of Agreement shall begin on the Effective Date, and unless previously terminated as hereinafter set forth, shall remain in force and effect.

4.2 Either Party shall have the right to immediately terminate this Agreement including the revocable licenses granted herein with cause by giving written notice of termination to the other Party, upon the happening of any of the following events:

      4.2.1 A determination by a court of competent jurisdiction that makes it unlawful for the Parties to continue the relationship contemplated by this Agreement;

      4.2.2 A material breach by either Party of any of its obligations under this Agreement and such material breach is not cured or a cure plan acceptable to the non-


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
            defaulting party is not established, within thirty (30) days after receipt of a written notice from the other Party specifying such material breach.

      4.2.3 Either Party sells substantially all of its assets or the assets required to fulfill its obligations under this Agreement (other than in a merger wherein the surviving entity retains such assets) or ceases doing business, is adjudged bankrupt or becomes insolvent or files or has filed against it a petition in bankruptcy or for similar relief.

      4.2.4 SELLER terminates the Intellectual Property Agreement pursuant to the terms of Section 6 of the Intellectual Property Agreement.

4.3 Sections 1, 2.1, 3, 4, 5, 6, 7 and 8 shall survive and continue after any termination of this Agreement.

4.4 Promptly after termination of this Agreement, BUYER shall return to SELLER the SELLER Technology and any SELLER confidential information related thereto in BUYER's possession, except that which is required for BUYER to continue to provide support to BUYER's customers of Licensed Products for so long as BUYER is providing such support, which SELLER Technology and related SELLER confidential information shall be returned promptly after BUYER ceases providing such support. Promptly after termination of this Agreement, SELLER shall return to BUYER any BUYER confidential information in SELLER's possession.

4.5 The licenses granted herein to BUYER shall terminate upon any termination of this Agreement, provided that those license rights which are required to enable BUYER to continue to provide support to BUYER's customers of Licensed Products where the disclosure of confidential information related to Licensed Products were made prior to the date of termination shall survive.

SECTION 5 - REPRESENTATIONS AND WARRANTIES

5.1 SELLER warrants that the POWER PC 405 and 440 Hard Cores, delivered to BUYER hereunder will have achieved POWER PC 440 Compliance at the time of delivery. THE FOREGOING STATES THE ENTIRE RESPONSIBILITY AND LIABILITY OF SELLER WITH RESPECT TO BREACH OF THIS SECTON 5.1.

5.2 Any item, including any products, services, information or technology furnished by one Party to the other Party, pursuant to this Agreement, are furnished "AS IS" without warranty of any kind. Any promise, affirmation, description or sample which might otherwise form a warranty under this Agreement is deemed not to have formed the basis of a warranty hereunder.


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
5.3 Neither Party warrants that any products, services or deliverable items provided to the other Party under this Agreement is free of infringement of third-party intellectual property rights.

5.4 THIS SECTION 5 PROVIDES THE EXCLUSIVE REMEDIES OF THE PARTIES UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 ABOVE, SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLER TECHNOLOGY, AND ALL SUCH WARRANTIES ARE DISCLAIMED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.5 SELLER MAKES NO WARRANTY, STATUTORY, EXPRESS OR IMPLIED, THAT THE SELLER TECHNOLOGY IS FREE FROM ANY CLAIM OF OR INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS, INCLUDING, BUT NOT LIMITED TO PATENTS, COPYRIGHTS, MASK WORKS AND TRADE SECRETS.

SECTION 6 - LIMITATION OF REMEDIES

6.1 Except for a breach by BUYER of the terms of Sections 3 and 5, in no event shall either Party be liable to the other Party for incidental damages, lost profits, lost savings or any other consequential damages, regardless of whether the claim is for breach of contract, warranty, tort (including negligence), failure of a remedy to accomplish its purpose or otherwise, even if such Party has been advised of the possibility of such damages.

6.2 In no event shall either Party's aggregate liability to the other Party for direct damages resulting in connection with any claim or claims relating to this Agreement exceed the amount of one hundred thousand dollars ($100,000.00), regardless of the form of action, provided that this limitation will not apply to (i) BUYER's payment obligations under Section 4, (ii) breach of confidentiality or (iii) claims for death, bodily injury or damage to real property or tangible personal property for which the Party is legally liable.

6.3 Neither Party will be liable for any damages claimed by the other Party based on any Third Party claim.

SECTION 7 - NOTICES

7.1 Any notice or other communication required or permitted to be made or given to either Party hereto pursuant to this Agreement shall be sent to such Party by facsimile with receipt of transmission, or by certified or registered mail, postage prepaid, addressed to the person named below and shall be deemed to have been made, given or provided on the date of facsimile transmission or mailing.


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
      SELLER:
                  _____________________________

                  _____________________________

                  _____________________________

                  _____________________________

                  With a copy to:

                  IBM Corporation
                  2070 Route 52
                  Hopewell Junction, NY  12533
                  Phone:   (914) 892-5116
                  Fax:  (914) 892-5139
                  Attention:  Associate General Counsel
                  Microelectronics Division

      BUYER:      BUYER, Inc.
                  Licensing and Contracts Administrator
                  Hifn, Inc.
                  750 University Ave, Suite 200
                  Los Gatos, CA 95032-7697
                  USA
                  Fax: +1 (408) 399-3501

                  With a copy to:

                  _____________________________

7.2 A Party hereto may change its address for the purposes of this Section 10 by giving written notice of such change of address to the other Party in the manner herein provided.

SECTION 8 - MISCELLANEOUS

8.1 The terms of Sections 9 and 10 of the Intellectual Property Agreement shall govern and control this Agreement.


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
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

INTERNATIONAL BUSINESS
MACHINES CORPORATION                      HIFN, INC.


By: /s/ Kevin Carswell                    By: /s/ Chris Kenber
--------------------------------------    ---------------------------------
Name:  Kevin Carswell                     Name: Chris Kenber
Title: IBM VP Semiconductor Products &    Title: Chief Executive Officer
       Development

Date: December 30, 2003                   Date: December 30, 2003



                                END OF EXHIBIT E


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